                     CERTIFICATE OF DETERMINATION OF PREFERENCES

                                          OF

                  SERIES C 6% CUMULATIVE CONVERTIBLE PREFERRED STOCK

                                          OF

                                BURKE INDUSTRIES, INC.



     The undersigned, Rocco C. Genovese and Keith Oster, do hereby certify that:

     1. They are the President and the Secretary, respectively, of Burke Industries, Inc., a California corporation (the "Corporation").

     2. Pursuant to authority given by the Corporation's Amended and Restated Articles of Incorporation and by Section 202(e) of the California Corporations Code, the Board of Directors of the Corporation, by unanimous written consent, adopted the following resolution:

     WHEREAS, the rights and privileges applicable to the Series C 6% Cumulative Convertible Preferred Stock (the "Series C Preferred Stock"), including the provisions relating to the convertibility of Series C Preferred Stock into shares of the Corporation's Common Stock, no par value (the "Common Stock"), are specified in the following Certificate of Determination of Series C 6% Cumulative Convertible Preferred Stock of Burke Industries, Inc. (the "Certificate of Determination");

     NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority presently granted to and vested in the Board of Directors of this Corporation under the provisions of the Amended and Restated Articles of Incorporation of the Corporation and pursuant to the provisions of Section 401 of the General Corporation Law of the State of California, this Board of Directors hereby creates a series of Preferred Stock to consist of 3,000 shares, and hereby fixes the powers, preferences, relative participating, voting, optional and other special rights, and the qualifications, limitations and restrictions thereof, of Series C Preferred Stock which have not heretofore been set forth in the Amended and Restated Articles of Incorporation in accordance with the terms of the Certificate of Determination attached hereto as EXHIBIT A.

     3. The authorized number of shares of Preferred Stock, no par value, of the Corporation is 50,000. The number of shares constituting this Series C Preferred Stock is 3,000, none of which shares has been issued.

     IN WITNESS WHEREOF, the undersigned officers hereby execute this Certificate and declare, under penalty of perjury under the laws of the State of California, that the statements set forth in this Certificate are true and correct of their own knowledge. Executed at San Jose, California on April 21, 1998.



                                   /s/ Rocco C. Genovese
                                   -----------------------------------------
                                   Rocco C. Genovese,
                                   President


                                   /s/ Keith Oster
                                   -----------------------------------------
                                   Keith Oster,
                                   Secretary

                                                                       EXHIBIT A

                             CERTIFICATE OF DETERMINATION

                                          OF

                  SERIES C 6% CUMULATIVE CONVERTIBLE PREFERRED STOCK

                                          OF

                                BURKE INDUSTRIES, INC.

                            _____________________________

                        Pursuant to Section 401 of the General
                      Corporation Law of the State of California

                            _____________________________


     FIRST: The Amended and Restated Articles of Incorporation of the Corporation authorizes the issuance of up to 50,000 shares of Preferred Stock, no par value per share (the "Preferred Stock"), and further authorizes the Board of Directors of the Corporation to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).

     SECOND: On April 2, 1998, the Board of Directors of the Corporation adopted the following resolution authorizing the creation and issuance of a series of said Preferred Stock to be known as Series C 6% Cumulative Convertible Preferred Stock:

     RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Amended and Restated Articles of Incorporation, a series of Preferred Stock of the Corporation be, and it hereby is, created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as set forth in this Certificate of Determination as follows:

     1. DESIGNATION AND AMOUNT. The shares of such series of Preferred Stock shall be designated as "Series C 6% Cumulative Convertible Preferred Stock" (the "Series C Preferred Stock"), and the number of shares constituting such series shall be 3,000. The initial liquidation preference of the Series C Preferred Stock shall be $1,000 per share (the "Stated Liquidation Value").

     2. RANK. The Series C Preferred Stock shall, with respect to rights on bankruptcy, liquidation, winding up, dissolution and dividends, rank (i) junior to the Series A 11.5% Redeemable Preferred Stock of the Corporation, (ii) junior to the Series B 11.5% Redeemable

                                                                       EXHIBIT A


Preferred Stock of the Corporation (together with the Series A 11.5% Redeemable Preferred Stock, the "Redeemable Preferred Stock") and (iii) senior to the Corporation's Common Stock, no par value per share (the "Common Stock"), and to all other classes and series of stock of the Corporation now or hereafter authorized, issued or outstanding, other than any class or series of stock of the Company expressly designated as being on a parity with ("Parity Securities") or senior to the Series C Preferred Stock. Such other classes or series of stock of the Corporation not expressly designated as being on a parity with or senior to the Series C Preferred Stock are referred to hereafter as "Junior Securities." The rights of holders of shares of the Series C Preferred Stock are subordinate to the rights of the Corporation's general creditors, including the holders of the Corporation's (x) 10% Senior Notes due 2007 and (y) the Floating Interest Rate Senior Notes due 2007.

     3.   DIVIDENDS.

     (a) The holders of shares of the Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends payable semi-annually in arrears on April 15 and October 15 of each year (each such date, a "Dividend Payment Date"), except that if any Dividend Payment Date is not a Business Day (as defined below), then such semi-annual dividend shall be payable on the next succeeding Business Day and such next succeeding Business Day will be the Dividend Payment Date. Dividends shall be payable to holders of the Series C Preferred Stock at the annual rate of 6% times the sum of (i) the Stated Liquidation Value and (ii) accrued but unpaid dividends as of the immediately preceding Dividend Payment Date. Dividends shall be payable in cash only to holders of record at the close of business on the date specified by the Board of Directors at the time such dividend is declared (the "Record Date"). Any such Record Date shall be not less than 10 days and not more than 60 days prior to the relevant Dividend Payment Date. All dividends paid with respect to shares of the Series C Preferred Stock shall be paid PRO RATA to the holders entitled thereto.

     (b) Dividends on the Series C Preferred Stock shall accrue and be cumulative on a semi-annual basis (whether or not declared and whether or not funds are legally available for the payment thereof) from the Issue Date (as defined below). The semi-annual dividend period shall be computed on the basis of a 360-day year of twelve 30-day months.

     (c) So long as any shares of the Series C Preferred Stock are outstanding, the Corporation shall not, without the prior consent of the holders of at least fifty-one percent (51%) of the shares of outstanding Series C Preferred Stock,
(i) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or retirement of, any Junior Securities (other than dividends or distributions payable in additional shares of Junior Securities to holders of Junior Securities); (ii) permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any Junior Securities; (iii) declare, pay or set apart for payment, or permit any corporation or other entity directly or indirectly controlled by the Corporation to declare, pay or set apart for payment, any dividend or make any distribution or payment on any Junior Securities or Parity Securities, whether directly or indirectly and whether in cash, obligations or shares of the Corporation or

                                                                       EXHIBIT A


other property (other than dividends or distributions payable in additional shares of Junior Securities to holders of Junior Securities); or (iv) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or retirement of, any Parity Securities, whether directly or indirectly, and whether in cash, obligations, shares of the Corporation or other property (other than payments solely of Junior Securities), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any Parity Securities, unless prior to or at the time of such payment or setting apart for payment, the Corporation shall have repurchased, redeemed or retired shares of the Series C Preferred Stock on a PRO RATA basis, in proportion to the respective Liquidation Preferences (as defined in the Amended and Restated Articles of Incorporation or applicable Certificate of Determination) of the Series C Preferred Stock and the Parity Securities as to which such sinking fund or similar fund payment, or such purchase, redemption or retirement, is being effected.

     (d) Notwithstanding anything contained herein to the contrary, no dividends on shares of Series C Preferred Stock shall be authorized or declared by the Board of Directors of the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or to the extent such declaration or payment shall be restricted or prohibited by law.

     4.   LIQUIDATION PREFERENCE.

     (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders an amount in cash equal to 100% of the Stated Liquidation Value for each share outstanding, plus an amount in cash equal to all accrued but unpaid dividends thereon (whether or not declared) as provided in Section 3(b) above, without interest, to the date of liquidation, dissolution or winding up (such amount the "Liquidation Preference"), before any payment shall be made or any assets distributed to the holders of any of the Junior Securities. If the assets of the Corporation are not sufficient to pay in full the Liquidation Preference payable to the holders of outstanding shares of the Series C Preferred Stock and any Parity Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series C Preferred Stock and the holders of outstanding shares of such Parity Securities are entitled were paid in full.

     (b) For the purposes of this Section 4, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with any one or more other corporations shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, unless such voluntary sale,

                                                                       EXHIBIT A


conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

     5.   REDEMPTION.

     (a) OPTIONAL REDEMPTION. The Corporation may, at its option, redeem at any time, out of funds legally available therefor, in the manner provided in
Section 6 hereof, all or any portion of the shares of the Series C Preferred Stock, at a redemption price per share equal to 100% of the Liquidation Preference thereof on the date of redemption, including dividends accrued through the Dividend Payment Date immediately preceding the redemption date, though not including any dividends for any period after such Dividend Payment Date; PROVIDED, HOWEVER, that any such optional redemption by the Corporation shall be on a PRO RATA basis and for whole shares of the Series C Preferred Stock; PROVIDED, FURTHER, HOWEVER, that the Corporation may redeem fractional shares of Series C Preferred Stock pursuant to this Section 5(a) in the event that after such redemption a holder of Series C Preferred Stock would be left with less than one full share of Series C Preferred Stock.

     (b) REDEMPTION UPON CHANGE OF CONTROL. Upon the occurrence of a Change of Control (as defined below), the Series C Preferred Stock shall be redeemable at the option of the holders thereof, in whole or in part, at a redemption price per share equal to 100% of the Liquidation Preference on the date of redemption, including dividends accrued through the Dividend Payment Date immediately preceding the redemption date, though not including any dividends for any period after such Dividend Payment Date; PROVIDED, HOWEVER, that the Corporation will not be obligated to redeem, and will not redeem or call for redemption, any Series C Preferred Stock upon a Change of Control until it has repurchased or redeemed such of the Corporation's (x) $110,000,000 original principal amount of 10% Senior Notes Due 2007, (y) the $30,000,000 original principal amount of Floating Interest Rate Senior Notes due 2007 (collectively, the "Notes") and (z) the Redeemable Preferred Stock then outstanding, in each case as it is required to repurchase or has called for redemption in connection with such Change of Control pursuant to the terms of the indentures among the Corporation, certain of its subsidiaries and U.S. Trust Company of New York, N.A. governing the terms of the Notes, and the Corporation's Amended and Restated Articles of Incorporation. Subject to the foregoing proviso, the Corporation shall redeem, out of funds legally available therefor, the number of shares specified in the holders' notices of election to redeem pursuant to Section 6(b) hereof on the date fixed for redemption.

     6.   PROCEDURE FOR REDEMPTION.

     (a) In the event that the Corporation shall redeem shares of Series C Preferred Stock pursuant to Section 5(a) hereof, notice of such redemption shall be mailed by first-class mail, postage prepaid, and mailed not less than 30 days nor more than 60 days prior to the redemption date to the holders of record of the shares to be redeemed at their respective addresses as they shall appear in the records of the Corporation; PROVIDED, HOWEVER, that failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceeding for the redemption of any shares so to be redeemed except as to the holder to whom the Corporation

                                                                       EXHIBIT A


has failed to give such notice or except as to the holder to whom notice was defective. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Series C Preferred Stock to be redeemed and, if less than all the shares held by such holders are to be redeemed, the number of such shares to be redeemed from such holders; (iii) the redemption price and form of consideration; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. Any redemption of less than all the shares of Series C Preferred Stock pursuant to
Section 5(a) shall be made on a PRO RATA basis to all holders of Series C Preferred Stock.

     (b) If a Change of Control should occur, then, subject to Section 5(b) above, within 30 days of the occurrence of such Change of Control, the Corporation shall give written notice by first-class mail, postage prepaid, to each holder of Series C Preferred Stock at its address as it appears in the records of the Corporation, which notice shall set forth (in addition to the information required by the next succeeding paragraph): (i) each holder's right to require the Corporation to redeem shares of Series C Preferred Stock held by such holder as a result of such Change of Control; (ii) the redemption price;
(iii) the redemption date (which date shall be no earlier than 30 days and no later than 60 days from the date the notice in respect of such Change of Control is mailed); (iv) the procedures to be followed by such holder in exercising its right of redemption, including the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. In the event a holder of shares of Series C Preferred Stock shall elect to require the Corporation to redeem any or all of such shares of Series C Preferred Stock, such holder shall deliver, within 20 days of the mailing to it of the Corporation's notice described in this Section 6(b), a written notice stating such holder's election and specifying the number of shares to be redeemed pursuant to Section 5(b) hereof.

     (c)  Notice by the Corporation having been mailed as provided in
Section 6(a) hereof, or notice of election having been mailed by the holders as provided in Section 6(b) hereof, and provided that on or before the applicable redemption date funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the PRO RATA benefit of the holders of the shares of Series C Preferred Stock so called for or entitled to redemption, so as to be and to continue to be available therefor, then, from and after the redemption date, dividends on the shares of Series C Preferred Stock so called for or entitled to redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Series C Preferred Stock, and all rights of the holders thereof as shareholders of the Corporation (except the right to receive the applicable redemption price and any accrued and unpaid dividends from the Corporation to the date of redemption) shall cease, unless the Corporation defaults in the payment of the redemption price, in which case all rights of the holders of Series C Preferred Stock shall continue until the redemption price is paid. Upon surrender of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and a notice by the Corporation shall so state), such shares shall be redeemed by the Corporation at the applicable redemption price as aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the

                                                                       EXHIBIT A


unredeemed shares without cost to the holder thereof. Any funds set aside in trust for the holders of Series C Preferred Stock pursuant to this Section 6(c) which remain unclaimed on the second anniversary of the applicable redemption date shall be released or repaid to the Company, after which the holders of shares called for redemption shall be entitled to receive payment of the redemption price only from the Corporation.

     7. REACQUIRED SHARES. Shares of Series C Preferred Stock that have been issued and reacquired in any manner, including shares reacquired by redemption or shares converted into Common Stock pursuant to Section 9 below, shall (upon compliance with any applicable provisions of the laws of the State of California) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock other than the Series C Preferred Stock.

     8. VOTING RIGHTS. Except as specifically provided in this Section 8 and except for any additional voting rights provided by law, the holders of Series C Preferred Stock shall have no voting rights. The Amended and Restated Articles of Incorporation of the Corporation shall not be amended in any manner that would adversely alter or change the powers, preferences or special rights of the Series C Preferred Stock as set forth herein without the affirmative vote of the holders of at least fifty-one percent (51%) of the outstanding shares of Series C Preferred Stock.

     9. CONVERSION RIGHTS. The rights of the holders of shares of Series C Preferred Stock to convert such shares into shares of Common Stock (the "Conversion Rights"), and the terms and conditions of such conversion, shall be as follows:

     (a)  RIGHT TO CONVERT.

          (i) At any time following a Triggering Event (as defined below), each holder of shares of the Series C Preferred Stock shall have the right and option to convert all, but not less than all, of such shares into that number of fully paid and nonassessable shares of Common Stock determined in accordance with the provisions of this Section 9. In order to convert shares of the Series C Preferred Stock into shares of Common Stock, the holder thereof shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or to the transfer agent for the Series C Preferred Stock or the Common Stock, together with written notice to the Corporation stating that he, she or it elects to convert the same and setting forth the name or names in which he, she or it wishes the certificate or certificates for Common Stock to be issued (the "Conversion Notice"). Any holder that does not timely deliver such Conversion Notice and timely surrender such certificate or certificates shall be deemed to have waived his, her or its right to conversion, and such shares shall be subject to the Corporation's right of redemption pursuant to
Section 5(a) above.

          (ii) The Corporation shall, as soon as practicable after the surrender of the certificate or certificates evidencing shares of Series C Preferred Stock for conversion at the office of the Corporation or the transfer agent for the Series C Preferred Stock or the Common Stock, issue to each holder of such shares, or such holder's nominee or nominees, a certificate or certificates evidencing the number of shares of Common Stock to which such holder shall be

                                                                       EXHIBIT A


entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series C Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the recordholder or holders of such shares of Common Stock at such date and shall, with respect to such shares, have only those rights of a holder of Common Stock of the Corporation.

     (b) CONVERSION OF PREFERRED STOCK. Each share of Series C Preferred Stock shall be convertible into the number of shares of Common Stock which results from dividing the Stated Liquidation Value (without any adjustment for the accrued but unpaid dividends thereon) by the Conversion Price per share in effect at the time of conversion PROVIDED, HOWEVER, that any fractional number of shares of Common Stock shall be rounded up to the next whole share. Upon conversion of the Series C Preferred Stock, holders of shares of Series C Preferred Stock shall not be entitled to receive any accrued but unpaid dividends as of the conversion date.

     (c) CONVERSION PRICE. The conversion price of each share of Series C Preferred Stock shall initially be $10.00 (the "Conversion Price"), and shall be subject to adjustment from time to time as provided herein.

     (d) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If outstanding shares of the Common Stock of the Corporation shall be subdivided into a greater number of shares, or a dividend in Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock (in which latter event the number of shares of Common Stock issuable upon the conversion or exchange of such securities shall be deemed to have been distributed), shall be paid in respect of the Common Stock of the Corporation, the Conversion Price for each share of Series C Preferred Stock in effect immediately prior to such subdivision or at the record date of such dividend shall, simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend, be proportionately reduced, and conversely, if outstanding shares of the Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price for each share of Series C Preferred Stock in effect immediately prior to such combination shall simultaneously with the effectiveness of such combination, be proportionately increased.
Notwithstanding the foregoing, no adjustment of the Conversion Price for the Series C Preferred Stock shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; PROVIDED, HOWEVER, that any adjustments which by reason of this subparagraph (d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this subparagraph (9)(d) shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. Any adjustment to the Conversion Price under this Section 9(d) shall become effective at the close of business on the date the subdivision, dividend, or combination referred to herein becomes effective.

     (e) REORGANIZATIONS, MERGERS AND CONSOLIDATIONS. In the event of any capital reorganization, or the consolidation or merger of the Corporation with or into another entity (collectively referred to hereinafter as "Reorganizations"), unless the Corporation exercises its right to redeem the Series C Preferred Stock pursuant to Section 5(a) above, the holders of the

                                                                       EXHIBIT A


Series C Preferred Stock shall thereafter be entitled to receive upon conversion of the Series C Preferred Stock the kind and number of shares of Common Stock or other securities or property (including cash) of the Corporation (or other corporation resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to), that the holders would have been entitled to receive had such holders converted their Series C Preferred Stock immediately prior to such Reorganization. In case of conervsion any such case appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series C Preferred Stock, to the end that the provisions set forth herein (including the specified changes and other adjustments to the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares, other securities or property thereafter receivable upon conversion of the Series C Preferred Stock. The provisions of this Section 9(e) shall similarly apply to successive Reorganizations. Any agreement entered into by the Corporation relating to any Reorganization shall make appropriate provision for the conversions described herein.

     (f) CONVERSION PRICE ADJUSTMENT CERTIFICATE. Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly file with the Secretary or transfer agent an officer's certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date of such adjustment and shall mail such notice of such adjustment of the Conversion Price to the holder of each share of Series C Preferred Stock at such holder's last address as shown on the stock records of the Corporation.

     (g) TRIGGERING EVENTS. A Triggering Event shall mean (i) a Change of Control, (ii) an initial public offering of any class of equity securities of the Corporation pursuant to the Securities Act of 1933, as amended, (iii) the delivery of a notice of redemption pursuant to Section 6(a) above and (iv) the fifth anniversary of the Issue Date.

     10. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series C Preferred Stock, such numbers of its shares of Common Stock as shall from time to time be sufficient to effect a conversion of all outstanding shares of the Series C Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the outstanding shares of the Series C Preferred Stock, the Corporation shall promptly seek such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. In the event of the consolidation or merger of the Corporation with another corporation where the Corporation is not the surviving corporation, effective provisions shall be made in the articles or certificate of incorporation, merger or consolidation, or otherwise of the surviving corporation so that such corporation will at all times reserve and keep available a sufficient number of shares of Common Stock or other securities or property to

                                                                       EXHIBIT A


provide for the conversion of the Series C Preferred Stock in accordance with the provisions of this Section 10.

     11. NOTICES. All notices referred to herein, except as otherwise expressly provided, shall be made by registered or certified mail, return receipt requested, postage prepaid and shall be deemed to have been given when so mailed to the holder at the address for such holder maintained by the Corporation.

     12. REMEDIES. Any holder of Series C Preferred Stock may proceed to protect and enforce his, her or its rights and the rights of other holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision in this Certificate of Determination or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

     13. DEFINITIONS. For the purposes of this Certificate of Determination, the following terms shall have the meanings indicated:

     "Affiliate" shall mean, with respect to any specified person, (a) any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person or (b) any other person that owns, directly or indirectly, 10% or more of such specified person's capital stock or any executive officer or director of any such specified person or other person or, with respect to any natural person, any person having a relationship with such person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control," when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Beneficial Owner" shall have the meaning ascribed to such term or the term "beneficial ownership" in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, as amended, except that a person shall be deemed have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

     "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

     "Change of Control" shall mean such time after the Issue Date as either:

     (i) prior to the initial public offering by the Corporation of any class of its Common Stock, the consummation of any transaction the result of which is that the Principals and their Related Parties become the Beneficial Owners, in the aggregate, of less than 50% of the Common Stock of the Corporation;

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                                                                       EXHIBIT A


     (ii) after the initial public offering by the Corporation of any class of its Common Stock, any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), other than the Principals and their Related Parties, becomes, directly or indirectly, the Beneficial Owner, by way of merger, consolidation or otherwise, of 35% or more of the Common Stock of the Corporation and such person is or becomes, directly or indirectly, the Beneficial Owner of a greater percentage of the voting power of the Common Stock of the Corporation, calculated on a fully diluted basis, than the percentage Beneficially Owned by the Principals and their Related Parties; or

     (iii) the Corporation effects the sale, lease or transfer of all or substantially all of the assets of the Corporation to any person or group.

     "Issue Date" shall mean the date on which the Corporation issues
$30 million principal amount of its Floating Interest Rate Senior Notes due 2007 as described in the Company's Preliminary Offering Memorandum, dated March 30, 1998.

     "Junior Securities" shall have the meaning set forth in Section 2 hereof.

     "Liquidation Preference" shall have the meaning set forth in Section 4 hereof.

     "Parity Securities" shall have the meaning set forth in Section 2 hereof.

     "Person" shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

     "Principals" shall mean (i) J.F. Lehman & Company ("Lehman"), (ii) each Affiliate of Lehman as of the Issue Date, (iii) J.F. Lehman Equity Investors I, L.P. and (iv) each officer or employee (including their respective immediate family members) of Lehman as of the Issue Date.

     "Related Party" shall mean with respect to any Principal (A) any controlling shareholder or 80% (or more) owned subsidiary of such Principal or
(B) any trust, corporation, partnership or other entity, the beneficiaries, shareholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).


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